Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 15, 2020 (the “Effective Date”) by and among Information Management Solutions, L.L.C., a Texas limited liability company (“Seller”), K. Henry Minten (“Minten”), Thomas Kelly Dowe (“Dowe”, and together with Minten, the “Seller Principals” and individually a “Seller Principal”), PDS Acquisition, Corp., a Nevada corporation (“Purchaser”), and Usio, Inc., a Nevada corporation (“Parent”). Seller, Seller Principals, Purchaser and Parent may be referred to herein individually as a “Party” and together as the “Parties”.

WHEREAS, Seller Principals own all of the membership interests in Seller; and

WHEREAS, Buyer is a wholly-owned subsidiary of Parent; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s business and substantially all of Seller’s assets, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, warranties, conditions, and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1     Definitions. Unless otherwise stated or defined in this Agreement, the following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

“5-Day Weighted Average Closing Price” means the volume weighted average closing price of the Securities for the Closing Date (as defined herein) and each of the four trading days immediately preceding the Closing Date on which any Securities traded on NASDAQ. The 5-Day Weighted Average Closing Price shall be determined by (a) multiplying the closing price for each of such five days by the trading volume of shares for such day as reported by NASDAQ, (b) summing the products for each of such five days determined in the foregoing clause (a), and (c) dividing the result by the aggregate trading volume of shares for all five days as reported by NASDAQ.

“A/R and Inventories Target” means $851,874.00.

“Acquired Business” means the business of Seller being conducted prior to and as of the Closing Date.

“Action” means any action, suit, proceeding, claim, arbitration, charge or investigation.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

“Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Law” means the applicable provisions of (a) all constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Bodies, including any building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, (b) any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, registration, clearance, declaration or filing with, or report or notice to, any Governmental Body, and (c) all orders, decisions, directions, summons, rulings, demands, subpoenas, verdicts, writs, injunctions, judgments, awards (including the award of any arbitrator to the extent enforceable by a Governmental Body) and decrees of or agreements with any Governmental Body.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Antonio, Texas are authorized or obligated by law or executive order to close. Any reference in this Agreement to a number of days that is not defined as “Business Days” means calendar days.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, filing, permission, consent, ratification, waiver or other authorization.

“Contract” means any agreement, contract, personal property lease, real property lease, capital lease, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, covenant-not-to-compete, employment, consulting or independent contractor agreement, license, instrument, obligation or commitment (a) to which Seller is a party, or (b) by which Seller or any of Seller’s assets are bound, whether oral or written.

“Disclosure Schedules” means the disclosure schedules referenced in this Agreement and delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

“Environmental Laws” means all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Body that require or relate to the protection of human health, safety or the environment, including any of the foregoing which prohibit, regulate or control any Hazardous Materials or any Hazardous Materials Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act and the Clean Water Act, all as amended at any time.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Hazardous Material” means any material, chemical, emission, substance, waste, toxic substance, hazardous substance, radioactive material, noise, odor, asbestos, petroleum and petroleum product and any other material which is regulated by any Governmental Body as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “radioactive,” or poses a threat to worker safety, human health or the environment.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, handling, exposure to, sale, disposal, or distribution of any Hazardous Material or any product or waste containing any Hazardous Material at any facility of Seller or, by or at the direction of Seller.

“Known” or “Knowledge” means whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as “to such Person’s Knowledge” or “Known to such Person,” it is intended by the Parties that the only information to be attributed to such Person is information actually or Constructively Known to (a) the Person in the case of an individual or (b) in the case of a corporation or other entity an officer as a result of his/her employment by Seller or Parent, as the case may be. “Constructively Known” means those matters which such Person could reasonably be expected to have Known as a result of undertaking an investigation of such a scope and extent as a reasonably prudent Person would undertake concerning the particular subject matter.

“Liability” means any liability, debt, obligation, trade accounts payable, note payable, loss, damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorneys’ fees, costs and expenses) or any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Applicable Law or Action.

“Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

“Material Adverse Effect” means, as applied to any Party, any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of such Party and its subsidiaries, taken as a whole; or (b) the ability of such Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of such Party and its subsidiaries with employees, suppliers, customers, Governmental Bodies, or other third Persons; (iii) any changes in Applicable Law or GAAP or other applicable accounting standards; (iv) any outbreak or escalation of war or any act of terrorism; (v) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which such Party and its subsidiaries operate; (vii) any failure, in and of itself, by such Party to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of such Party's securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the other Parties’ written consent; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on such Party and its subsidiaries, taken as a whole, compared to other participants in the industries in which such Party and its subsidiaries conduct their businesses.

“Operative Documents” means this Agreement and all other agreements, instruments, documents, and certificates executed and delivered by or on behalf of Seller, Seller Principals, Parent or Purchaser at or before the Closing pursuant to this Agreement, including the Closing Date Warrants.

“Order” means any order, writ, injunction, decree, judgment, award or determination of any court or Governmental Body.

“Permits” means all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character: (a) under any (i) federal, state, local or foreign statute, ordinance or regulation, (ii) Order or (iii) contract with any Governmental Body; or (b) granted by any Governmental Body.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

“Permitted Liens” means (A) Liens for Taxes, assessments and other governmental charges not yet delinquent as of the Closing Date, (B) easements, covenants, conditions, rights, restrictions and other matters of record on the use of real property which do not, individually or in the aggregate, detract from or impair the use or marketability of any real property, (C) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the Seller Premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, and (D) statutory and common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that such obligations are not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, bank, trust, or unincorporated organization.

“Securities” means the shares of common stock of the Parent, $0.001 par value per share, currently traded on the National Association of Securities Dealers Automated Quotations NASDAQ Capital Markets Exchange (“Nasdaq”) under the ticker symbol “USIO”.

“Seller Intellectual Property” means all worldwide patents, patent rights, patent applications, registered trademarks and service marks, trademark rights (including but not limited to product names, logos, slogans and tag lines), trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, domain names, websites, telephone numbers, electronic mail addresses, social media accounts and registrations, and all intellectual, industrial software or proprietary rights, rights of publicity and privacy, and trade secrets, technology and know-how, owned or used by Seller, which are related to or used in connection with the Acquired Business or Purchased Assets of Seller, in each case together with any amendments, modifications, improvements, derivative works and supplements thereto and in each case all goodwill associated therewith in connection with the Acquired Business in which any such intellectual property is used.

“Seller Premises” means Seller’s leased office facility located at 2416 Brockton, Suite 105, San Antonio, Texas 78217.

“Tax” or “Taxes” means: (a) all taxes, however denominated, including any interest, penalties or additions to tax (including any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any tax return when and as required), imposed by any Governmental Body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, escheat and unclaimed property taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes, disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature; (b) any Liability for any amount described in clause (a) above whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Applicable Law; and (c) any Liability for any amount described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other Contract to indemnify any Person for Taxes.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

“Third Party” means any Person that is neither a Party to this Agreement nor a subsidiary or Affiliate of any Party to this Agreement.

“Transaction” means the transaction contemplated and described by this Agreement.

ARTICLE II

PURCHASE AND SALE OF BUSINESS AND ASSETS

2.1     Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and take from Seller, all of the Purchased Assets (as defined below), free and clear of all Liens other than Permitted Liens.

(a)     Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and take from Seller, all of the assets, rights, properties and privileges of every kind and nature, personal property (but not real property), tangible and intangible, absolute and contingent, that are used by Seller in the operation of the Acquired Business and owned by Seller, and described in Section 2.1(b) below (all such assets, rights, properties and privileges being herein collectively referred to as the “Purchased Assets” and individually referred to as a “Purchased Asset”), free and clear of all Liens; provided, however, that the Purchased Assets shall not include the Excluded Assets (as defined and described in Section 2.1(c) below).

(b)     Subject to Section 2.1(c) below, the Purchased Assets shall consist of all assets of Seller at the Closing Date (as defined in Section 4.1 below) described in the following Sections 2.1(b)(i) through 2.1(b)(xiv):

(i)     Accounts Receivable. All of Seller’s accounts receivable and Seller’s right to invoice and collect for sales and services to its customers including, without limitation, those accounts receivable listed on Schedule 2.1(b)(i) of the Disclosure Schedules (collectively, “Accounts Receivable”);

(ii)     Inventories. All of Seller’s inventories and supplies, whether in Seller’s physical inventory or leased by Seller to its customers, wherever located, whether at customer sites, at the Seller Premises, or anywhere else including, without limitation, those items listed on Schedule 2.1(b)(ii) of the Disclosure Schedules (collectively, the “Inventories”);

(iii)     Equipment. All of Seller’s furniture, equipment, appliances, and all other tangible personal property of every kind and description, all computer equipment and hardware, including, without limitation, all personal computers, laptop computers, central processing units, terminals, disk drives, tape drives, printers, keyboards, screens, peripherals, modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used by Seller in the operation of such computer equipment and hardware, including, without limitation, all software, and all of Seller’s rights under any licenses related to Seller’s use, at any time, of such computer equipment, hardware and/or software including, but not limited to, the Equipment listed on Schedule 2.1(b)(iii) of the Disclosure Schedules (collectively, the “Equipment”);

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(iv)     Permits. To the extent transferable under applicable law or regulation, all right, title and interest of Seller in, to and under all Permits relating to the Business or any of the Purchased Assets, including, without limitation, those listed on Schedule 2.1(b)(iv) of the Disclosure Schedules;

(v)     Contracts. All right, title and interest of Seller in, to and under all agreements, contracts, instruments and other similar arrangement, including all agreements with customers for the purchase of goods and services (“Customer Contracts”), listed on Schedule 2.1(b)(v) of the Disclosure Schedules (collectively, the “Purchased Contracts”);

(vi)     Customer Lists. All right, title and interest of Seller in, to and under all customer lists that are owned by and/or used by Seller in or relating to the Business including, without limitation, the customer list set forth on Schedule 2.1(b)(vi) of the Disclosure Schedules;

(vii)     Business Backlog. All of Seller’s backlog, work in process and pipeline of business which is accepted by Seller in the ordinary course of business prior to the Closing Date and which is not completed and invoiced prior to the Closing Date;

(viii)     Seller Intellectual Property. All right, title and interest of Seller in, to and under all Seller Intellectual Property, including, without limitation, those listed on Schedule 2.1(b)(viii) of the Disclosure Schedules, and the right to recover for infringement thereon;

(ix)     Claims. All Claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set-off, and rights of recoupment;

(x)     Customer Deposits. All of Seller’s deposits from its customers including, without limitation, those customer deposits listed on Schedule 2.1(b)(xi) of the Disclosure Schedules (“Customer Deposits”).

(xi)     Books and Records. All of Seller’s books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Purchased Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing in the manner in which it is presently being conducted, including, without limitation, personnel records, sales and property tax records and returns, sales records, documents and records related to the Equipment, supplier data and customer data, but excluding income tax records and returns, accounting and financial records, and corporate minute book and stock records of Seller;

(xii)     Business Name. The business name “Information Management Solutions” and all of Seller’s rights in and to such business name; and

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(xiii)     Other Assets. All other assets which relate to the conduct of the Business.

(c)     Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include (collectively, the “Excluded Assets”):

(i)     Bank Accounts. Seller’s bank accounts and cash, except for the Customer Deposits to the extent they have not been earned and offset against Seller’s accounts receivable prior to the Closing Date;

(ii)     Corporate Charter and Records. Seller’s minute books and transfer records, corporate charter (or similar organizational document), qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a legal entity;

(iii)     Employee Benefit Plans. Seller’s assets related to employee benefit plans of Seller, and all personnel records and other books and records that Seller is required by applicable laws to retain in its possession; provided, however, Seller shall deliver copies of all such personnel records to Purchaser in connection with the Closing;

(iv)     Certain Furniture and Personal Items. All furniture and personal items of K. Henry Minten located in his office;

(v)     Tax Losses and Refunds. Seller’s Tax losses and Tax refunds; and

(vi)     Rights Under Agreement. Seller’s rights under this Agreement.

2.2     Seller’s Liabilities.

(a)     The sole Liabilities of Seller assumed by Purchaser pursuant to this Agreement are the following (collectively, the “Assumed Liabilities”):

(i)     the rights and obligations of Seller to perform the Liabilities and obligations of Seller under the Purchased Contracts, but only to the extent that such Liabilities and obligations accrue or are incurred after the Closing Date and are to be performed or continued after the Closing Date; and

(ii)     the rights and obligations of Seller under Seller’s lease for the Seller Premises pursuant to that certain Lease Agreement dated June 16, 2011 between Icon IPC TX Property Owner Pool 6 West/Southwest, LLC, a Delaware limited liability company (as “Landlord” thereunder) and Seller (as Tenant thereunder), as amended by that certain First Amendment to Lease dated April 4, 2013 and that certain Second Amendment to Lease Agreement dated March 5, 2018, and as further amended in connection with the Closing by that certain Third Amendment to Lease Agreement dated as of the Effective Date between Landlord and Purchaser (as amended, the “Assumed Lease”), but only to the extent that such obligations under the Assumed Lease accrue or are incurred after the Closing Date. In either case the Security Deposit shall be returned to Seller.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(b)     Except as otherwise specifically provided in Section 2.2(a) above as Assumed Liabilities, Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any Liabilities, responsibilities or obligations of Seller, whether accrued, absolute, contingent or otherwise (collectively, the “Seller Retained Liabilities”), including, without limitation, Liabilities, responsibilities or obligations based on, arising out of or in connection with any of the following:

(i)     Any Liability or obligation arising out of or relating to defects in products sold or services performed by Seller, breaches of contract, defaults, breaches of warranty, express or implied warranties, torts, infringements, claims or lawsuits arising out of or relating to transactions, events, facts and circumstances existing at or prior to the Closing Date;

(ii)     Any Taxes which are attributable or relating to the Purchased Assets or the Business for any periods ending on or before the Closing Date, or which may be applicable to Seller because of Seller’s sale of the Acquired Business or any of the Purchased Assets to Purchaser (collectively, the “Tax Obligations”);

(iii)     Any note payable, account payable, lease payable or other obligation to any Person, other than the Liabilities and obligations under the Assumed Lease that accrue or are incurred after the Closing Date;

(iv)     Any Liability or obligation related to Seller’s current or former employees, including, without limitation, any wages, salary, severance, vacations, sick leave, or employee benefit cost or other obligations, any Liability or obligation arising under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or similar Texas state or local law;

(v)     Any Liability or obligation arising under or related to any pension, retirement, vacation, insurance, option or other form of benefit plan of Seller or relating to Seller’s employees;

(vi)     Any Liability or obligation related to the Excluded Assets or the Seller Retained Liabilities;

(vii)     Any Liability or obligation due to any shareholder, director or officer of Seller;

(viii)     Any Liability or obligation arising out of or relating to any acquisition by Seller of the business of a Third Party prior to the Closing Date; and

(ix)     Any other Liability, obligation or commitment not expressly assumed by Purchaser pursuant to this Agreement.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

2.3     Purchase Price and Payment Thereof. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be $7,900,000.00. The Purchase Price shall be payable as follows:

(a)     Closing Cash Consideration. At Closing, Purchaser shall pay Seller $5,900,000.00 by wire transfer (the “Closing Cash Consideration”).

(b)     Closing Delivered Warrants. At Closing, Parent shall issue and deliver to Seller unregistered warrants convertible into unregistered Securities of Parent, the number of which shall be determined by dividing $2,000,000.00 by the 5-Day Weighted Average Closing Price (the “Closing Delivered Warrants”), pursuant to the terms, provisions and conditions of that certain Warrant Agreement in the form of Exhibit A to this Agreement (the “Warrant Agreement”).

2.4     Purchase Price Adjustment. At Closing, Seller shall deliver to Purchaser Accounts Receivable and Inventories in a total amount equal to the A/R and Inventories Target.

(a)     At Closing, Seller shall deliver to Purchaser an estimated detailed listing of Accounts Receivable and Inventories prepared in accordance with GAAP in good faith and consistent with past practices for Seller (the “Preliminary A/R and Inventories Listing”), which must be reasonably acceptable to Purchaser. If the Preliminary A/R and Inventories Listing reflects a total amount that is less than the A/R and Inventories Target (the “Preliminary A/R and Inventories Shortfall”), the Closing Cash Consideration shall be reduced on a dollar-for-dollar basis equal to the amount of such Preliminary A/R and Inventories Shortfall. If the Preliminary A/R and Inventories Listing reflects a total amount that is greater than the A/R and Inventories Target (the “Preliminary A/R and Inventories Excess”), the Closing Cash Consideration shall be increased on a dollar-for-dollar basis equal to the amount of such Preliminary A/R and Inventories Excess. Such adjustment (if any) to the Closing Cash Consideration shall remain subject to final determination pursuant to Section 2.4(b) through Section 2(f) below.

(b)     As soon as reasonably practicable, with a target date of 15 days following the Closing Date, but not later than 30 days following the Closing Date, Purchaser shall prepare and deliver to Seller an updated detailed listing of Accounts Receivable and Inventories as of the Closing Date prepared in accordance with GAAP in good faith and consistently with past practices for Seller (the “Updated A/R and Inventories Listing”), which Updated A/R and Inventories Listing shall contain a determination of the actual final Closing Accounts Receivable and Inventories of Seller included in the Purchased Assets. Purchaser and its representatives shall have the right to all financial records of Seller to prepare the Updated A/R and Inventories Listing.

(c)     Upon receipt of the Updated A/R and Inventories Listing, Seller shall cause Seller’s independent certified public accountants, during the succeeding 30 day period, to review the Updated A/R and Inventories Listing, and Seller and its representatives shall have the right to review, upon request, all financial statements and records of assets and liabilities related thereto, and to examine and review all records and work papers and other supporting documents used to prepare the Updated A/R and Inventories Listing and all such relevant information through the date thereof. Purchaser shall cooperate with Seller to ensure that Seller and its representatives have full access at all reasonable times to the working papers relating to the Updated A/R and Inventories Listing, including any descriptions of the methodology, procedures and analysis undertaken in connection with the preparation of the Updated A/R and Inventories Listing. Upon its completion but, in any event no later than the expiration of the 30 day period referenced above (the “Closing A/R and Inventories Dispute Deadline”), Seller shall notify Purchaser in writing of objections to the Updated A/R and Inventories Listing, if any, and setting forth a reasonably detailed explanation of the objections and the dollar amount related to each such objection (the “Closing A/R and Inventories Dispute Notice”). If Seller does not deliver a Closing A/R and Inventories Dispute Notice on or prior to the Closing A/R and Inventories Dispute Deadline, the Updated A/R and Inventories Listing shall be deemed irrevocably accepted by Seller and automatically becomes final (the “Final A/R and Inventories Listing”).

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(d)     If Seller objects to line items set forth on the Updated A/R and Inventories Listing, Seller and Purchaser shall attempt to resolve any such objections within 30 days of receipt by Purchaser of any such objections. If Seller and Purchaser are unable to resolve the matter within such 30 day period, Seller and Purchaser shall jointly appoint an impartial independent certified public accounting firm (the “Arbitrator”) mutually acceptable to Seller and Purchaser (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms jointly to select such firm) within 5 days after the end of such 30 day period to resolve any such remaining disputed matters. Any such resolution by the Arbitrator shall be conclusive and binding on the Parties, and the fees of the Arbitrator shall be borne as the Arbitrator shall determine after considering the positions asserted by Seller and Purchaser in light of its final decision. The Parties shall fully cooperate with the Arbitrator. The Parties shall instruct the Arbitrator to resolve objections, using the procedures and methodologies set forth in this Agreement including GAAP. The Arbitrator shall also be instructed to reach its conclusion regarding the disputed matter within 30 days of its appointment to settle the dispute and to declare a Final A/R and Inventories Listing. Notwithstanding anything in this Agreement to the contrary, the Arbitrator may not, in making its determination pursuant to this Section 2.4(d), determine that the amount of a line item is outside of the range established for the particular line item in the Closing A/R and Inventories Dispute Notice and the Updated A/R and Inventories Listing. Upon receipt of the Arbitrator’s conclusions, the Updated A/R and Inventories Listing shall be adjusted to reflect such conclusions and be deemed to be the Final A/R and Inventories Listing and to be irrevocably accepted by the Parties.

(e)     If the Final A/R and Inventories Listing reflects a total amount that is less than the A/R and Inventories Target (after considering any adjustment made at Closing pursuant to Section 2.4(a) above) (the “Final A/R and Inventories Shortfall”), the Purchase Price shall be reduced on a dollar-for-dollar basis equal to the amount of such Final A/R and Inventories Shortfall by payment by Seller to Purchaser in immediately available funds delivered to an account as specified by Purchaser within 5 Business Days from the date of the determination of the Final A/R and Inventories Shortfall as described in this Section 2.4(e).

(f)     If the Final A/R and Inventories Listing reflects a total amount that is greater than the A/R and Inventories Target (after considering any adjustment made at Closing pursuant to Section 2.4(a) above) (the “Final A/R and Inventories Excess”), the Purchase Price shall be increased on a dollar-for-dollar basis equal to the amount of such Final A/R and Inventories Excess by payment by Purchaser to Seller in immediately available funds delivered to an account as specified by Seller within 5 Business Days from the date of the determination of the Final A/R and Inventories Listing as described in this Section 2.4(e).

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

2.5     Instruments of Transfer; Further Assurances. In order to consummate the Transaction, at the Closing, Seller shall execute and deliver to Purchaser a Bill of Sale in the form of Exhibit B to this Agreement (the “Bill of Sale”). At the Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Purchaser such other instruments of transfer as are reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to Purchased Assets and to comply with the purposes and intent of this Agreement.

2.6     Purchase Price Allocation. For federal income tax purposes, the Parties agree that the Purchase Price shall be allocated in accordance with Schedule 2.6 of the Disclosure Schedule in accordance with Section 1060 of the Code, which shall be prepared by Seller and delivered to Purchaser within 10 days prior to Closing, and which shall be subject to Purchaser’s agreement as a condition to Closing. The Parties shall prepare and file all Tax returns in a manner consistent with the foregoing intended tax treatment and the allocation, and shall use commercially reasonable efforts to sustain such tax treatment and the allocation in any subsequent Tax audit or dispute.

2.7     Consulting Agreements. At Closing, Purchaser and each of Minten and Dowe shall execute and deliver consulting agreements in the forms of Exhibit C-1 and Exhibit C-2 to this Agreement (each a “Consulting Agreement”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of Seller and Seller Principals. Seller and Seller Principals, jointly and severally, represent and warrant to Purchaser and Parent that the following representations and warranties are true and correct on and as of the Closing Date:

(a)     Organization and Good Standing. Seller: (i) is a limited liability company validly existing and in good standing under the laws of the State of Texas; (ii) has the full power and authority to own, lease and operate its properties and to carry on its business as now conducted; and (iii) is duly licensed or qualified as a foreign entity and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it requires such licensing or qualification except where the failure to be so qualified would not have a Material Adverse Effect on Seller, all of which jurisdictions are listed on Schedule 3.1(a).

(b)     Consents, Authorizations and Binding Effect.

(i)     Seller and each of the Seller Principals may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which it is a party) without the necessity of Seller or Seller Principals obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for the Third Party Consents set forth on Schedule 3.1(b)(i) which will be obtained prior to the Closing.

(ii)     Seller has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and Seller Principals and constitutes the legal, valid and binding obligation of Seller and Seller Principals, enforceable against Seller and Seller Principals in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(iii)     The execution, delivery and performance of this Agreement by Seller and Seller Principals does not and will not: (A) constitute a violation of Seller’s certificate of formation (formerly known as articles of organization) or company agreement (formerly known as regulations); (B) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to any of the Seller or its assets or business; or (C) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any Contract, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Seller or any Seller Principal is a party or by which Seller’s assets are bound, or an event which, with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

(iv)     The execution, delivery and performance of the Operative Documents, and the consummation of the Transaction, have been duly authorized and approved by the members and managers of Seller.

(c)          Purchased Assets. Seller owns and is transferring good and valid title to the Purchased Assets, free and clear of any and all Liens. Since the date of the Interim Balance Sheet (as defined below), Seller has not sold, transferred, leased, distributed or otherwise disposed of any of the Purchased Assets, or agreed to do so except for sales for products and services in the ordinary course of business. Seller owns all of the Purchased Assets, and does not lease any of the Purchased Assets. The Purchased Assets include all assets and rights used to operate the Acquired Business as currently conducted. All tangible property included in the Purchased Assets are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business for the purposes for which they are currently used by Seller.

(d)          Subsidiaries. Seller does not, directly or indirectly, own any equity interest or other interest in, or otherwise control, any other Person.

(e)          Financial Statements. The following financial statements of Seller have been delivered to Purchaser and true and complete copies are attached hereto as Schedule 3.1(e): (i) the audited balance sheet as of each of the years ended December 31, 2019 and December 31, 2018, and the related audited income statements and statements of cash flows for the years then ended (collectively the “Annual Financial Statements”); and (ii) the audited balance sheet as of September 30, 2020 (the “Interim Balance Sheet”) and the related audited income statement and statement of cash flows for the nine months then ended (collectively, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements have been prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis. The transactions entered in the Annual Financial Statements and the Interim Financial Statements represent bona fide transactions, the revenues, expenses, assets and liabilities of Seller and have been properly recorded in such books in all material respects, and fairly present the financial condition, assets, liabilities, and results of operations of Seller as of the respective dates thereof and for the periods referred to therein.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(f)     Absence of Undisclosed Liabilities. Seller has no Liability, regardless of when asserted, arising out of or from or in connection with transactions entered into or acts or omissions at or prior to the Closing that are required to be set forth on a balance sheet that has been prepared in accordance with GAAP, except for: (i) Liabilities reflected or reserved against in the Interim Balance Sheet; and (ii) those Liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which individually or in the aggregate have had, and would not reasonably expected to have, a Material Adverse Effect on Seller.

(g)     No Material Adverse Changes. Since the date of the Interim Balance Sheet: (i) there has been no changes in the business, financial condition or results of operations of Seller from that reflected in the Interim Financial Statements that would result in a Material Adverse Effect; (ii) Seller has conducted its operations in the ordinary course; (iii) Seller has not entered into any transaction or contract, or amended or terminated any transaction or contract, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business; (iv) Seller has not mortgaged, sold, transferred, distributed or otherwise disposed of any of the Purchased Assets; (v) Seller has not experienced any damage, destruction or loss to or of any of the Purchased Assets, except to the extent that any such asset damaged, destroyed or lost has been repaired or replaced; and (vi) Seller has not made or agreed to make any change in the compensation payable to any employee.

(h)     Taxes. Seller has duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of Seller, the Acquired Business, Purchased Assets and employees, and has timely paid and discharged all Tax Obligations shown thereon. Seller has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to Seller, nor has Seller executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the IRS or any other Governmental Body any agreement now in effect extending the period for assessment or collection of any Taxes against Seller. There are no Tax Liens upon, pending against or, to the Knowledge of Seller or Seller Principals, threatened against any of the Purchased Assets.

(i)           Real Property and Assumed Lease. Seller does not own any real property. Schedule 3.1(i) includes a complete and accurate copy of the Assumed Lease, including any amendments or modifications thereto, pursuant to which the Seller Premises is leased. Except for the Assumed Lease, Seller is not a party to any real property leases, subleases, licenses or occupancy agreements pursuant to which Seller is the lessee, sublessee, licensee or occupant of any real property. The Assumed Lease is in full force and effect and is a valid and binding obligation of Seller and each other party thereto, and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and will remain in full force and effect on identical terms immediately following the Closing. Neither Seller nor, to the Knowledge of Seller and Seller Principals, any other party to the Assumed Lease is in breach or default under the Assumed Lease (including any provision the breach or default of which would result in termination of the Assumed Lease), or ancillary documents relating thereto, and no event has occurred or circumstance exists which with the delivery of notice, the passage of time or both, would constitute a breach or default under the Assumed Lease, or permit the termination of, modification of or acceleration of rent or other amounts payable by or to Seller under the Assumed Lease. Seller’s possession and quiet enjoyment of the Seller Premises has not been disturbed in any material respect and there are no disputes with respect to the Assumed Lease. Seller has not received any notice that the security deposit or portion thereof deposited with respect to the Assumed Lease has been applied with respect to a breach or default under the Assumed Lease that has not been redeposited in full. Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Assumed Lease or the leasehold estate the Seller Premises. Seller does not owe, nor will it owe in the future for any past transactions, any brokerage commissions or finder’s fees with respect to the Assumed Lease.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(j)         Intellectual Property. Set forth on Schedule 3.1(j) is a list and brief description of the following Seller Intellectual Property: (i) all Seller Intellectual Property, whether or not subject to registration; (ii) all trade names and domain names; and (iii) all unregistered common law trademark rights. Seller is not subject to any obligation, including any license or royalty obligation, relating to any product or service that Seller now markets or has marketed. Seller owns all rights in, or possess adequate licenses or other rights to use, all Seller Intellectual Property. Schedule 3.1(j) sets forth any Seller Intellectual Property that is not owned by Seller and describes Seller’s valid license or other right to allow it use of such Third Party intellectual property (other than “click through”, shrink wrap or other standard form licenses for commercially available software). To Seller’s and Seller Principals’ Knowledge, Seller’s operation of the Acquired Business and the use of the Seller Intellectual Property does not infringe upon or conflict with the right of any Third Party and none of the Seller Intellectual Property infringes any copyright, trademark, patent, trade secret, or other right of any Third Party. All employees and independent contractors (including consultants) that have participated in the development or creation of any Seller Intellectual Property have executed appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to Seller all of its rights, in and to all Seller Intellectual Property, ideas, inventions, processes, works of authorship, and other work products that relate to the Acquired Business, and that were conceived, created, authored, or developed, in whole or in part, by such employee or independent contractor. No past or present employee or independent contractor of Seller has an ownership interest, license, permission, or other right in or to any such Seller Intellectual Property. To Seller’s and Seller Principals’ Knowledge, there are no facts, circumstances or information that reasonably could be expected to adversely affect, limit, restrict, impair or impede the ability of Purchaser to use and practice the Seller Intellectual Property upon the Closing in the same manner as currently used and practiced by Seller. Seller has materially complied in all respects with all applicable laws relating to the collection and use of personally identifiable information, and has the right to use the personally identifiable information in the Acquired Business being sold for the purpose such information is used. Seller has complied with its published privacy policies, if any, and the execution of this Agreement and consummation of the transaction hereunder complies with Seller’s privacy policies and all laws relating to privacy and data security.

(k)     Litigation; Compliance with Applicable Laws. There are no Actions pending or, to the Knowledge of Seller and Seller Principals, threatened against or involving Seller, the Acquired Business, any of the Purchased Assets, or any of Seller’s members, managers or employees. Seller is in compliance in all material respects with, and does conduct its business and operations in compliance in all material respects with, and is not in default or violation in any respect under, any Applicable Law, including without limitation all safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(l)     Contracts. Schedule 3.1(l)(i) of the Disclosure Schedule sets forth a complete and accurate list of each of the Purchased Contracts. Seller has performed all obligations required to be performed by it to the date hereof under the Purchased Contracts, and there are no defaults, to the Knowledge of Seller or Seller Principals, by any other party thereto, and to Seller’s and Seller Principals’ Knowledge, no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by Seller under any such Contract, including the consummation of the Transaction. Each Purchased Contract is in full force and effect and constitutes a legal, valid, binding agreement, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting rights of creditors and general equitable principles. Seller and Seller Principals have not received notice from any party to Purchased Contract that such party intends either to modify, cancel or terminate such Purchased Contract. Purchaser has been supplied with a true and correct copy of all Purchased Contracts, together with all amendments, waivers or other changes thereto. Schedule 3.1(l)(ii) of the Disclosure Schedule sets forth a complete and accurate list of each Seller Contract, whether written or oral, that is not a Purchased Contract.

(m)     Environmental. To Seller’s and Seller Principals’ Knowledge: (i) no Hazardous Materials are present in the Seller Premises in violation of any Environmental Law; (ii) Seller is in compliance in all material respects with all Environmental Laws applicable to the operation of Seller Premises; and (iii) Seller has not received any written notice alleging that it has not complied in any material respect with applicable Environmental Laws in a manner that would result in a Material Adverse Effect on Seller, and, to the Knowledge of the Seller and Seller Principals, there are no facts existing that reasonably would give rise to such a notice.

(n)     Employees and Employee Plans. Schedule 3.1(n) of the Disclosure Schedule lists all of Seller’s current employees. Except as set forth on Schedule 3.1(n), all of Seller’s employees are employed on an “at-will” basis, and no employee has an employment agreement with Seller. Schedule 3.1(n) sets forth, with respect to such Persons, their current hourly rates of compensation, base salaries or other basis for and amount of compensation, their total 2020 compensation through December 11, 2020, their accrued personal leave time (which is utilized by employees for vacation and sick days) as of December 11, 2020, and the commencement date of their employment. Except as set forth on Schedule 3.1(n), to Seller’s and Seller Principals’ Knowledge, no key employee or group of employees (or independent contractors) have any plans to terminate employment with Seller. Except as set forth on Schedule 3.1(n), there are no employment, severance or termination agreements, whether written or oral, accruing to the benefit of any officer, employee or independent contractor of Seller. Except as set forth on Schedule 3.1(n), Seller does not have any pension, 401(k), profit sharing or other plans benefitting its employees (“Employee Benefits”). All Employee Benefits are in compliance with Applicable Laws. All Employee Benefits required to be paid or provided pursuant to any Employee Benefit plan now or formerly in effect with respect to employees or former employees of Seller has been paid or provided (or adequate provision has been made to pay or provide the same, and the same will be paid or provided in full when due).

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(o)     Permits. Seller has and, immediately following the Closing, Purchaser will have, all material Permits required to conduct the Acquired Business in the ordinary course consistent with past practice, and a true, correct and complete list of all such material Permits is set forth on Schedule 3.1(o) of the Disclosure Schedule (the “Seller Permits”). Seller is in compliance, and has been in compliance, in all material respects with the terms of the Seller Permits. Each Seller Permit is valid and in full force and effect, and no suspension or cancellation of any such Seller Permits is pending, or to the Knowledge of the Seller or Seller Principals, threatened. Immediately following the Closing, each Seller Permit will be in the name of, and usable by, Purchaser.

(p)     Insurance. Seller is currently insured by insurers unaffiliated with Seller with respect to its properties, assets and operation of the Acquired Business in such amounts and against such risks that are customary for the type of business conducted by Seller with customary deductibles and retained amounts. Set forth on Schedule 3.1(p) of the Disclosure Schedule is a complete and accurate list and description of all insurance policies, including fire, liability, product liability, errors and omissions, workers’ compensation, health and other forms of insurance, currently issued to Seller with respect to its business, properties or assets. With respect to each insurance policy listed on Schedule 3.1(p): (i) the policy is legal, valid, binding and in full force and effect; and (ii) Seller is not in default under the respective policy. Except as set forth on Schedule 3.1(p), there are no claims by Seller pending under any such policies and Seller has not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims.

(q)     Accounts Receivable. All Accounts Receivable of Seller, whether reflected on Schedule 2.1(b)(i), on the Interim Balance Sheet or subsequently created, are valid receivables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Subject to any applicable reserves for doubtful accounts reflected on the books of Seller, the Accounts Receivable at Closing are collectible, and no such Accounts Receivable are subject to setoffs or counterclaims. Seller has good and marketable title to its Accounts Receivable, free and clear of all Liens other than Permitted Liens.

(r)     Inventories. All Inventories of Seller are saleable in the normal course of the Acquired Business and are not obsolete.

(s)     Warranties. Except for warranties made to customers in the ordinary course of business set forth on Schedule 3.1(s), Seller has not made, and does not make, any express or implied warranty or guaranty as to services or goods provided by Seller. There is no pending or, to the Knowledge of Seller or Seller Principals, threatened claim alleging any breach of any warranty or guaranty. To Seller’s and Seller Principals’ Knowledge, Seller does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or service provided by Seller prior to the Closing Date.

(t)     No Brokers. Seller and Seller Principals have no liability for any brokers’ or finders’ fees or any similar fees in connection with the Transaction, and Seller and Seller Principals have not retained any broker or other intermediary to act on their behalf in connection with the Transaction.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(u)     Securities Restrictions. Seller and Seller Principals understand that: (i) the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, are speculative investments; (ii) the Closing Delivered Warrants and the Unregistered Converted Securities are “restricted securities” inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances; (iii) there are restrictions on the transferability of the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, under the Securities Act and similar state securities laws; (iv) it may not be possible to liquidate an investment in the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, immediately; (v) Seller is responsible for the costs of removing any such transfer restrictions; (vi) Seller is able to bear the economic risk of this investment, to hold the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities indefinitely, and presently to afford a complete loss of this investment; and (vii) Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, and of making an informed investment decision.

(v)     Securities Legends. Seller consents to the placement of a legend on any certificate evidencing the Closing Delivered Warrants being delivered to Seller, and upon vesting and exercise, on any certificate evidencing the resulting Unregistered Converted Securities issued to Seller, which legend shall be in form as follows:

(i)     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON AN OPINION OF COUNSEL TO THE PARENT THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.”

(ii)     If required by the authorities of any state in connection with the issuance or sale of the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, the legend required by such state authority.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(w)     Purchased Entirely for Own Account. The Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, to be received by Seller hereunder will be acquired for Seller’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Seller and Seller Principals have no present intention of selling, granting any participation in, or otherwise distributing the same, and have no arrangement or understanding with any other persons regarding the distribution of such Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, in violation of the Securities Act or any applicable state securities law without prejudice, however, to Seller’s right at all times to sell or otherwise dispose of all or any part of such Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by Seller or Seller’s Principals to hold the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, for any period of time. Neither Seller nor any Seller Principal is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an entity engaged in a business that would require Seller or any Seller Principal to be so registered.

(x)     Disclosure of Information. Parent has made publicly available the annual report on Form 10-K for the year ended December 31, 2019, and Seller has had the opportunity to review such report. Seller has had an opportunity to receive all information related to Parent requested by Seller and to ask questions of and receive answers from Parent regarding the Parent, its business and the terms and conditions of the offering of the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities. Seller acknowledges receipt of copies of all other reports filed by Parent with the Commission pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act since the filing of the 10-K and during the twelve (12) months preceding the date hereof. Neither such inquiries nor any other due diligence investigation conducted by Seller shall modify, limit or otherwise affect Seller’s right to rely on Parent’s or Purchaser’s representations and warranties contained in this Agreement or to exercise any remedy available to Seller under Applicable Law or in equity.

(y)     Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

(z)     No General Solicitation. Seller did not learn of the investment in the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, as a result of any general solicitation or general advertising.

(aa)     Prohibited Transactions. Since such time as Seller was first contacted by Purchaser or any other person acting on behalf of Purchaser regarding the Transaction, neither Seller nor any Affiliate of Seller which: (i) had knowledge of the Transaction; (ii) has or shares discretion relating to Seller’s investments or trading or information concerning Seller’s investments, including in respect of the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, or (iii) is subject to Seller’s review or input concerning such Affiliate’s investments or trading has, directly or indirectly, effected or agreed to effect, or will directly or indirectly effect, any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act with respect to the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, granted any other right (including, without limitation, any put or call option) with respect to the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, or with respect to any security that includes, relates to or derived any significant part of its value from the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities, or otherwise sought to hedge its position in the Closing Delivered Warrants, and upon vesting and exercise, the resulting Unregistered Converted Securities (each, a “Prohibited Transaction”).

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(bb)     SEC Filings. Seller acknowledges that as a result of the Transaction, Seller may be obligated to comply with Section 16 of the Exchange Act, including making filings with the Commission, such as Schedule 13 or Form 3, 4 or 5.

3.2            Representations and Warranties of Purchaser and Parent. Purchaser and Parent, jointly and severally, represent and warrant to Seller and Seller Principals that the following representations and warranties are true and correct on and as of the Closing Date and the date the Closing Delivered Warrants are delivered:

(a)     Organization and Good Standing. Purchaser and Parent are each a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser and Parent each has the corporate power and authority to own, lease and operate all properties and assets now owned, leased or operated by it and to carry on its business as now conducted and each is duly licensed or qualified as a foreign corporation and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it requires such licensing or qualification except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser or Parent.

(b)     Organizational Documents. True, correct and complete copy of Parent’s Articles of Incorporation and Bylaws, each as amended to date, are incorporated by reference as Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Commission (as defined below) on March 30, 2020, and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon Parent. Parent is not in violation of any of the provisions of such organizational documents.

(c)     Consents, Authorizations and Binding Effect.

(i)     Purchaser and Parent shall each execute, deliver and perform this Agreement and the Operative Documents to which it is a party without the necessity of Purchaser or Parent obtaining any consent, approval, authorization or waiver or giving any notice or otherwise.

(ii)     Purchaser and Parent each has the power to enter into this Agreement and the Operative Documents to which it is a party and to carry out its respective obligations hereunder and thereunder. This Agreement and the Operative Documents to which it is a party has been duly authorized, executed and delivered by Purchaser and Parent and constitutes the legal, valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(iii)     The execution, delivery and performance of this Agreement and the Operative Documents to which it is a party by Purchaser and Parent does not and will not: (A) constitute a violation of its Articles of Incorporation or Bylaws or other governing documents, each as amended to date; (B) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to Purchaser or Parent or any of their respective assets or business; or (C) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, promissory note, mortgage, deed of trust, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Purchaser or Parent is a party or by which its respective assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

(iv)     The execution, delivery and performance of the Agreement and the Operative Documents, and the consummation of the Transaction, have been duly authorized and approved by the respective Boards of Directors of Purchaser and Parent.

(d)     Parent Public Disclosure Documents. Parent has timely filed with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements and other documents required to be filed with the Commission since December 31, 2019 (collectively, the “Parent Public Disclosure Documents”). As of their respective dates, the Parent Public Disclosure Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the Parent Public Disclosure Documents at the time they were filed or as of the Closing Date contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent included in the Parent Public Disclosure Documents complied, as of their respective dates of filing with the Commission, in all material respects with all applicable accounting requirements and the rules and regulations of the Commission, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the Commission), applied on a consistent basis during the periods involved (expect as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes). As of the date of this Agreement, since the date of the most recent audited financial statements included in the Parent Public Disclosure Documents, there has not been any change, or application or request for any change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes. The agreements and documents described in the Parent Public Disclosure Documents conform in all material respects to the descriptions thereof contained or incorporated by reference therein, and there are no agreements or other documents required by the Securities Act or Exchange Act to be described in the Parent Public Disclosure Documents, that have not been so described or filed or incorporated by reference.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(e)     Undisclosed Liabilities. The most recent balance sheet of Parent contained in the Parent Public Disclosure Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(f)     Nasdaq Compliance. Parent is in compliance with all of the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(g)     Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Material Adverse Effect on Parent or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(h)     Litigation. There is no Action pending, or to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its subsidiaries in their capacities as such other than any such Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (b) does not seek material injunctive or other material non-monetary relief. None of Parent or any of its subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Body or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, there are no Commission inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its subsidiaries or any malfeasance by any officer or director of Parent.

(i)     Closing Delivered Warrants. The Closing Delivered Warrants are, and any warrant issued in substitution for or replacement of any Closing Delivered Warrants shall be, upon issuance, duly authorized, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of Parent and free and clear of all Liens. All Unregistered Converted Securities issuable upon the exercise of the Closing Delivered Warrants shall be upon issuance, and Parent shall take all such actions as may be necessary or appropriate in order that such Unregistered Converted Securities are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of Parent and free and clear of all Liens when issued and when exercised as described in the Closing Delivered Warrants. Parent has taken all such actions as may be necessary to ensure that the Closing Delivered Warrants are issued, and upon vesting and exercise, Parent shall take all such actions as may be necessary to ensure that the Unregistered Converted Securities are when issued, without violation by Parent of any Applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which the Unregistered Converted Securities may be listed at the time of such exercise. As of the Closing Date, all Unregistered Converted Securities issuable upon the exercise of the fully vested Closing Delivered Warrants were reserved for issuance by Parent pursuant to the Closing Delivered Warrants. Notwithstanding anything herein to the contrary, Purchaser and Parent make no representations or warranties regarding Taxes relative to Seller, Seller Principals or the Closing Delivered Warrants.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(j)     Broker. Neither Purchaser nor Parent has any liability for any brokers’ or finders’ fees or any similar fees in connection with the Transaction, and neither Purchaser nor Parent has retained any broker or other intermediary to act on its behalf in connection with the Transaction.

3.3     Survival of Representations, Warranties and Covenants. The representations and warranties of Seller, Seller Principals and Purchaser contained in this Agreement or in any Operative Document shall survive the Closing until the date that is 24 months following the Closing Date, at which time they shall terminate and be of no force and effect, except that each representation and warranty set forth in Sections 3.1(a) (Organization and Good Standing), 3.1(b) (Consents, Authorizations and Binding Effect), 3.1(c) (Purchased Assets), 3.1(d) (Subsidiaries), 3.1(h) (Taxes), 3.1(j) (Intellectual Property), 3.1(m) (Environmental), 3.1(n) (Employees and Employees Plans), 3.1(u) (Securities Restrictions), 3.1(v) (Securities Legend), 3.2(a) (Organization and Good Standing of Parent and Purchaser), 3.2(b) (Organizational Documents), 3.2(c) (Consents, Authorizations and Binding Effect), 3.2(d) (Parent Public Disclosure Documents), 3.2(f) (Nasdaq Compliance), 3.2(h) (Litigation), and 3.2(i) (Closing Delivered Warrants) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the statute of limitations that is applicable to the subject matter of such representation. Each covenant contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with its terms. Notwithstanding the foregoing, any claim made under and in accordance with Article V prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved.

ARTICLE IV

CLOSING

4.1          Closing Date and Location. The closing for the consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall, unless another date or place is agreed to in writing by the Parties, take place in San Antonio, Bexar County, Texas on the Effective Date, or such other date as the Parties may agree upon, or remotely via the exchange of this Agreement and the Operative Documents and signatures by electronic mail, courier, facsimile and/or hand delivery (the “Closing Date”). The effective time of Closing shall be 11:59 p.m. on the Closing Date.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

4.2     Conditions of Closing by Purchaser; Deliveries by Seller and Seller Principals. At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser’s obligations to close the Transaction shall be subject to the following conditions:

(a)          Consents, Notices and Approvals. All consents and approvals of all Persons necessary for the consummation of the Transaction under the Seller’s certificate of formation (formerly known as articles of organization, company agreement (formerly known as regulations) or any agreement, law or regulation shall have been received and delivered to Purchaser, and all notices to any Person required by any of the foregoing to be given in respect of the Transaction shall have been duly given. Seller and Seller Principals shall deliver the duly executed unanimous consent resolutions of the members and manager of Seller approving the Transaction.

(b)          Bill of Sale. Seller shall have delivered to Purchaser the duly authorized and executed Bill of Sale, and such other conveyance documents that Purchaser may reasonably request to effect the transfer and conveyance of the Acquired Business and Purchased Assets to Purchaser.

(c)          Consulting Agreements. Each of Minten and Dowe shall have executed and delivered a Consulting Agreement to Purchaser.

(d)          Assumed Lease. Seller and the landlord of the Seller Premises shall have delivered to Purchaser a duly authorized and executed assignment and assumption of the Assumed Lease.

(e)          Third Party Consents. Each of the Third Parties set forth on Schedule 3.1(b)(i) of the Disclosure Schedule shall have delivered its written Consent.

(f)          Seller’s Employees. Those of Seller’s employees selected by Purchaser, in its sole discretion, shall have agreed to be employed by Purchaser immediately following the Closing Date on at “at-will” basis to work from the Seller Premises.

(g)          Warrant Agreement. Seller shall have delivered to Parent the duly authorized and executed Warrant Agreement.

(h)           Backup Facility Lease. Minten (as landlord) shall execute and deliver to Purchaser a lease for the backup facility used by Seller for a period of 6 months with no rent other than a charge for common area maintenance, the terms of which are described in such lease (the “Backup Facility Lease”).

          4.3          Conditions of Closing by Seller and Seller Principals; Deliveries by Purchaser and Parent. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller’s and Seller Principals’ obligations to close the Transaction shall be subject to the following conditions:

(a)          Consents, Notices and Approvals. All consents and approvals of all Persons necessary for the consummation of the Transaction under the Purchaser’s or Parent’s certificate of formation, bylaws, or other governing documents or any agreement, law or regulation shall have been received and delivered to Seller and Seller Principals, and all notices to any Person required by any of the foregoing to be given in respect of the Transaction shall have been duly given.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(b)          Closing Cash Consideration. Purchaser shall have delivered the Closing Cash Consideration to Seller by wire transfer.

(c)          Closing Delivered Warrants. Parent shall have delivered the Closing Delivered Warrants to Seller (i.e., the Warrant Certificates).

(d)          Consideration for Consulting Agreements and Related Non-Competition and Non-Solicitation Covenants. Purchaser shall have paid $50,000.00 to each of Minten and Dowe by wire transfer as consideration for their respective Consulting Agreement and related non-competition and non-solicitation covenants.

(e)          Consulting Agreements. Purchaser shall have executed and delivered a Consulting Agreement to each of Minten and Dowe.

(f)          Assumed Lease. Purchaser and the landlord of the Seller Premises shall have delivered to Seller a duly authorized and executed assignment and assumption of the Assumed Lease, together with reimbursement of the cash security deposit paid by Seller to landlord and remaining on hand with landlord under the Assumed Lease.

(g)          Warrant Agreement. Parent shall have delivered to Seller the duly authorized and executed Warrant Agreement.

(h)           Backup Facility Lease. Purchaser (as tenant) shall execute and deliver the Backup Facility Lease to Purchaser.

ARTICLE V

INDEMNIFICATION

5.1          Indemnification by Seller. Seller and Seller Principals, jointly and severally, agree to indemnify and hold Purchaser, Parent and Purchaser’s and Parent’s respective shareholders, directors, officers, Affiliates, employees and agents (collectively, the “Purchaser Parties”) harmless from any and all damages, losses, shortages, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, reasonable attorneys’ fees) of any kind or nature whatsoever (collectively the “Damages”), directly or indirectly resulting from, relating to, or arising out of: (a) any breach of or inaccuracy in any representation or warranty of Seller and Seller Principals contained in Section 3.1 hereof; (b) any of the Seller’s Retained Liabilities; (c) the non-performance, partial or total, of any covenant or agreement of Seller or Seller Principals contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement; and/or (d) Seller’s operation of the Acquired Business and the Purchased Assets prior to the Closing Date.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

5.2          Indemnification by Purchaser and Parent. Purchaser and Parent, jointly and severally, agree to indemnify and hold Seller, Seller Principals, and their Affiliates, heirs, executors, personal representatives and agents (collectively, the “Seller Parties”) harmless from any and all Damages directly or indirectly resulting from, relating to, or arising out of: (a) any breach of or inaccuracy in any representation or warranty of Purchaser or Parent contained in Section 3.2 hereof; (b) any liability of Purchaser, Parent, the Acquired Business or the Purchased Assets and arising on or after the Closing Date; (c) the Assumed Liabilities; (d) the non-performance, partial or total, of any covenant or agreement of Purchaser or Parent contained in this Agreement, any Operative Document (including, without limitation, the Warrant Agreement) or any instrument or agreement delivered pursuant to this Agreement; and/or (e) Purchaser’s or Parent’s operation of the Acquired Business and Purchased Assets after the Closing Date.

5.3          Claims for Indemnification. Whenever any claim arises for indemnification hereunder, the indemnified party (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing by registered or certified mail promptly after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the “Notice of Claim”). Such notice shall specify all material facts known to the Indemnitee giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnitee to promptly notify the Indemnitor shall not relieve the Indemnitor of its obligation to indemnify with respect to such action and shall not relieve the Indemnitor of any other liability which it may have to any Indemnitee unless such failure to notify the Indemnitor prejudices the rights of the Indemnitor.

5.4          Right to Defend. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any Third Party against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnitee at the Indemnitor’s expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitee, if it gives written notice to the Indemnitee within 45 days after receipt of the Notice of Claim that the Indemnitor intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnitee for any losses resulting from such claim; provided, however, that if the Indemnitor does not elect to assume the defense of any claim, then the Indemnitor shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnitee shall control the defense of such claim. Whether or not the Indemnitor does choose to so defend such claim, the Parties shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith.

5.5          Settlement. The Indemnitee shall make no settlement of any claim that would give rise to liability on the part of the Indemnitor under an indemnity contained in this Article V without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor can settle without the consent of the Indemnitee only if the settlement involves only the payment of money for which the Indemnitor will be fully liable and has the capacity to pay. No other settlement of any claim may be made without the consent of both the Indemnitee and Indemnitor, which consent shall not be unreasonably withheld.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

5.6          Claim Reduction; Minimization of Indemnities. Any claim for indemnification under this Article V shall be reduced to the extent of any Third Party insurance (excluding any deductibles or arrangements in the nature of a financing) or condemnation payment actually received by the Indemnitee.

5.7          No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Parties and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

5.8          Offset. Any Purchaser Indemnitee shall have the right, but not the obligation, to offset any amounts for which it or any other Purchaser Indemnitee is entitled to indemnification under this Article V against any amounts payable by any Purchaser Indemnitee pursuant to this Agreement any other Operative Document or otherwise, including, without limitation, the Closing Delivered Warrants and the Consulting Agreements (with offsets made equally between the two Consulting Agreements and not disproportionately against one Consulting Agreement).

5.9          Exclusive Remedies. Subject to Section 6.4, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article V. Nothing in this Section 5.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 6.4 or to seek any remedy on account of any intentional fraud by any Party hereto.

5.10          Certain Limitations. The indemnification provided for in Section 5.1 and Section 5.2 shall be subject to the following limitations:

(a)       Seller and Seller Principals, in their capacity as an Indemnitor, shall not be liable to any Indemnitee for indemnification under Section 5.1 until the aggregate amount of all Damages in respect of indemnification under Section 5.1 exceeds $25,000.00 (the “Basket), in which event the Purchaser Parties Indemnitees may claim indemnification for all Damages, including Damages less than or equal to the Basket. Purchaser and Parent, in their capacity as an Indemnitor, shall not be liable to any Indemnitee for indemnification under Section 5.2 until the aggregate amount of all Damages in respect of indemnification under Section 5.2 exceeds the Basket, in which event the Seller Parties Indemnitees may claim indemnification for all Damages, including Damages less than or equal to the Basket.

(b)       The aggregate amount of all Damages for which Seller and Seller Principals shall be liable pursuant to Section 5.1 shall not exceed $2,000,000.00 (the “Cap”). The aggregate amount of all Damages for which Purchaser and Parent shall be liable pursuant to Section 5.2 shall not exceed the Cap.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

                    (c)          In no event shall Seller, Seller Principals, purchaser or parent be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Operative Document, or diminution of value or any damages based on any type of multiple.

ARTICLE VI

POST-CLOSING COVENANTS

6.1     Payments Received. Seller and Seller Principals (on the one hand) and Purchaser (on the other hand) each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, and will account to the other for all such receipts. From and after the Closing and subject to Section 6.4, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Acquired Business and the Purchased Assets transferred to Purchaser under this Agreement, other than those comprising Excluded Assets.

6.2     Transfer Taxes. All sales and transfer taxes, fees and duties, if any, under applicable law incurred in connection with the sale and transfer of the Purchased Assets under this Agreement (collectively, “Transfer Taxes”) will be paid by Seller or Seller Principals, as applicable, and Seller or Seller Principals, as applicable, shall promptly reimburse Purchaser for any such tax, fee or duty which Purchaser pays on behalf of Seller or Seller Principals.

6.3         Change of Entity Name. Seller Principals shall cause Seller to prepare, execute and file a Certificate of Amendment to the Certificate of Formation (formerly known as articles of organization) of Seller with the Texas Secretary of State within 10 Business Days following the Closing Date to change its entity name to a name not confusingly similar to “Information Management Solutions”, and Seller shall provide a copy of such filed document to Purchaser promptly after filing same.

6.4          Non-Competition and Non-Solicitation.

(a)     Non-Competition. For a period of 5 years following the Closing Date (the “Restricted Period”), Seller and each Seller Principal will not, anywhere in the United States of America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in a business in competition with the Acquired Business (a “Competing Business”), provided, however, that Seller or any Seller Principal may purchase or otherwise acquire up to (but not more than) 3% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on a national securities exchange.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(b)     Non-Solicitation and Non-Hire. During the Restricted Period, Seller and each Seller Principal will not, directly or indirectly: (i) solicit the business of any Person who is a customer of Purchaser or its Affiliates or the Acquired Business; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser, its Affiliates or the Acquired Business to cease doing business with Purchaser or its Affiliates, to deal with any competitor of Purchaser or its Affiliates, or in any way interfere with its relationship with Purchaser, its Affiliates or the Acquired Business; or (iii) hire, retain or attempt to hire or retain any employee of Purchaser or its Affiliates, or any employee of Seller hired by Purchaser in connection with the Transaction (current, or former if such Person was an employee or independent contractor in the twelve-month period prior to the relevant time period), or in any way interfere with the relationship between Purchaser and its Affiliates and any of their employees or independent contractors. Notwithstanding the foregoing nor any other provision herein to the contrary, nothing in item (iii) above shall prohibit the recruiting or hiring of any individual that is recruited or hired in response to any “help wanted” general advertisement or other general solicitation seeking employees, whether made on a national, local or regional basis.

(c)          Non-Disparagement. Seller and each Seller Principal covenants and agrees never to disparage or defame Purchaser or the Acquired Business. Purchaser covenants and agrees never to disparage or defame Seller or any Seller Principal.

(d)          Confidentiality. Seller and each Seller Principal shall not at any time use for Seller or such Seller Principal’s benefit, or disclose, publish, communicate or divulge to, or use for the direct or indirect benefit of any person or entity, any Confidential Information (as defined below) arising out of or from, in connection with, related to or resulting from the Acquired Business or the Purchased Assets, except as may be required for Seller or such Seller Principal, as a Seller Party Indemnitee, to enforce the Agreement or as may be required by Applicable Law. The term “Confidential Information” means any information regarding the Acquired Business or the Purchased Assets including, without limitation or example, business methods, business policies, procedures, techniques, historical or projected financial information, budgets, trade secrets or other knowledge or processes, any names, addresses, contact and other information of or related to clients, employees or independent contractors of Purchaser or Seller, any data on or relating to past, present or, to the knowledge of Seller or such Seller Principal, prospective clients, employees, or independent contractors of Purchaser or Seller, or any other information relating to or dealing with the Acquired Business or the Purchased Assets, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the general public through no wrongful act of Seller or such Seller Principal.

(e)     Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 6.4(a) to Section 6.4(d) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller and Seller Principals acknowledge and agree that this Section 6.4 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Acquired Business and Purchased Assets.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

(f)     Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 6.4 may be an inadequate remedy. In recognition of the irreparable harm that a violation by Seller or a Seller Principal of any of the covenants, agreements or obligations arising under this Section 6.4 may cause Purchaser or its Affiliates, Seller and Seller Principals agree that, in addition to any other remedies or relief afforded by Applicable Law, Purchaser may seek a preliminary and permanent injunction against an actual or threatened violation or violations to be issued against Seller or any Seller Principal without showing actual monetary damages or posting of a bond or other security. In the event of a dispute regarding or an Action to enforce the covenants in this Section 6.4, the prevailing Party will be entitled to be reimbursed by the non-prevailing Party for reasonable attorneys’ fees and other expenses incurred by the prevailing Party with respect to such Action or dispute.

(g)          Extension of Restricted Period. In the event of any violation of any restriction contained in this Section 6.4, the Restricted Period shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

(h)          Independent Covenant. Seller, each Seller Principal and Purchaser represents, warrants, covenants and agrees that this Section 6.4 is and is intended to be: (i) an independent covenant enforceable pursuant to its terms notwithstanding any act, error, omission or breach of this Agreement or any other agreement related to or arising out of or from the Transaction; and (ii) an inducement to Purchaser to execute and enter this Agreement, and that Purchaser would not execute or deliver this Agreement or close the Transaction without Seller’s and each Seller Principal’s agreement to be strictly bound by this Section 6.4. A breach of the restrictive covenants in this Section 6.4 by one Seller Principal shall be a breach only by such Seller Principal, and shall not be considered or deemed to be a breach of the restrictive covenants in this Section 6.4 by the other Seller Principal.

6.5    Litigation Support. In the event, and for so long as, any Party actively is contesting or defending against any legal action in connection with (a) any Transaction, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Business, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its then-current personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification for such cost and expense under Article V).

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

6.6          Final Seller Payroll. The Parties acknowledge and agree that: (a) Seller shall pay its employees through December 16, 2020 on Seller’s regularly scheduled payroll to be paid on December 18, 2020 (the “Final Seller Payroll”); (b) the Final Seller Payroll will include one day of payroll (December 16, 2020) after the Closing Date, including regular employee compensation and related employer payroll taxes (the “Post-Closing Payroll Amount”); and (c) Purchaser shall reimburse Seller for the Post-Closing Payroll Amount within 5 business days of Purchaser’s receipt of the calculation of the Post-Closing Payroll Amount from Seller.

ARTICLE VII

MISCELLANEOUS

7.1          Expenses. Except as otherwise specifically provided herein, the Parties shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transaction hereunder.

7.2          Legal Opinion Regarding Warrants. In the event that Seller wishes to sell, assign, pledge or transfer the Closing Delivered Warrants and/or securities issued pursuant to the Closing Delivered Warrants consistent with this Agreement, the Warrant Agreement and Applicable Law, Parent agrees to pay reasonable attorney’s fees and expenses in connection with the preparation and issuance of an opinion of counsel necessary to effect such sale, assignment, pledge or transfer. Such opinion will be limited to what is reasonably necessary to effect the transaction. Seller will select counsel to provide such opinion and such counsel will be responsible solely for writing such opinion and such counsel will not provide additional services or advice to Seller. Seller agrees to timely provide such information to Parent as reasonably requested to support an opinion of counsel and failure to provide the requested information may result in Parent being unable to direct counsel to provide an opinion in which case, Parent will no longer be obligated to arrange for such opinion. The obligation of Seller described in this Section 7.2 shall survive the Closing until the Expiration Date (as such term is defined in the Warrant Agreement).

7.3          Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Operative Documents, and the related documents referred to herein, contain, and are intended by the Parties as a final expression of, the entire agreement between the Parties with respect to the Transaction and supersedes all prior oral or written agreements, arrangements or understandings with respect thereto, including without limitation any term sheet or letter of intent, and including that certain Letter of Intent dated August 14, 2020 between the Parties.

7.4          Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

7.5          Notices. Any notice or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

                    If to Seller:                                           KDHM, LLC

Attn: Kelly Dowe

2239 Deerfield Wood

San Antonio, Texas 78248

With a copy to each of the following, which will not constitute notice:

Donald L. Cuba, Esq.

Attorney and Counselor at Law

224 Casa Blanca

San Antonio, Texas 78215

and

Amy Moss, Esq.

Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.

1200 Smith Street, Suite 1400

Houston, Texas 77010

If to Purchaser and/

or Parent:                                    Usio, Inc.

PDS Acquisition, Corp.

Attn: Mr. Louis Hoch, President and CEO

3611 Paesanos Pkwy, Suite 300

San Antonio, Texas 78231

With a copy to each of the following, which will not constitute notice:

Jack L. Hunter, Esq.

Jack L. Hunter, P.C.

2702 Treble Creek

San Antonio, Texas 78258

and

Amy Trombly, Esq.

Trombly Business Law, P.C.

1314 Main Street, Suite 102

Louisville, Colorado 80027

or at such other address and number as either Party shall have previously designated by written notice given to other Party in the manner hereinabove set forth. Notices shall be deemed given when received if hand-delivered, and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if sent by express courier or delivery service, or sent by certified or registered mail.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

7.6          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and is performable in Bexar County, Texas.

7.7          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assigns. This Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Parties shall be void.

7.8          Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

7.9          Illegalities. In the event that any provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

7.10     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

7.11     Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the Transaction, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled.

7.12     No Presumption Against Drafter. The Parties agree understand and agree that (a) this Agreement is freely negotiated by both Parties, and (b) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Agreement or any Operative Document or any of its or their terms or conditions, there shall be no inference, presumption or conclusion drawn against either Party by virtue of that Party having drafted this Agreement or any portion thereof.

7.13     Facsimile or .pdf Signatures. The Parties hereto and their respective successors and assigns are hereby authorized to rely upon the signatures of each person and entity who is a Party to this Agreement which are delivered by facsimile or as a .pdf email attachment as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity.

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

7.14    Publicity. Each of the Parties to this Agreement will not, and will cause their respective Affiliates not to, disclose to the public (by means of any press release, public statement, public filing with a regulatory body or otherwise) or to any other Person the terms and conditions of this Agreement or the Transaction, or the substance of the negotiations between the Parties hereto regarding such terms and conditions, except (a) as agreed to by Seller and Purchaser prior to such disclosure, or (b) as required by Applicable Law, regulation or court order and any such release or statement will be subject to prior review by each Party.

7.15    Jurisdiction and Venue. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Texas state court of competent jurisdiction sitting in San Antonio, Bexar County, Texas.

7.16     Exhibits and Disclosure Schedules. The following are the Exhibits and Schedules to this Agreement, and are incorporated herein by reference:

Exhibit A	Form of Warrant Agreement
Exhibit B	Form of Bill of Sale
Exhibit C-1	Form of Consulting Agreement for Minten
Exhibit C-2	Form of Consulting Agreement for Dowe

Schedule 2.1(b)(i)	Accounts Receivable
Schedule 2.1(b)ii)	Inventories
Schedule 2.1(b)(iii)	Equipment
Schedule 2.1(b)(iv)	Permits
Schedule 2.1(b)(v)	Purchased Contracts
Schedule 2.1(b)(vi)	Customer Lists
Schedule 2.1(b)(viii)	Seller Intellectual Property
Schedule 2.1(b)(xi)	Customer Deposits
Schedule 2.6	Purchase Price Allocation
Schedule 3.1(a)	Other Jurisdictions
Schedule 3.1(b)(i)	Third Party Consents
Schedule 3.1(e)	Financial Statements
Schedule 3.1(i)	Real Property and Assumed Lease
Schedule 3.1(j)	Seller Intellectual Property
Schedule 3.1(l)(i)	Purchased Contracts
Schedule 3.1(l)(ii)	Contracts Not Purchased
Schedule 3.1(n)	Employees and Employee Plans
Schedule 3.1(o)	Seller Permits
Schedule 3.1(p)	Insurance
Schedule 3.1(s)	Warranties

[SIGNATURE PAGE FOLLOWS]

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the Effective Date.

SELLER:

INFORMATION MANAGEMENT SOLUTIONS,

L.L.C.

By:        /s/ K. Henry Minten

K. Henry Minten, President

SELLER PRINCIPALS:

/s/ K. Henry Minten

K. HENRY MINTEN

/s/ T. Kelly Dowe

THOMAS KELLY DOWE

PURCHASER:

PDS ACQUISITION, CORP.

By:     /s/ Louis Hoch

Louis Hoch, President and CEO

PARENT

USIO, INC.

By:     /s/ Louis Hoch

Louis Hoch, President and CEO

Asset Purchase Agreement
Information Management Solutions, L.L.C. and PDS Acquisition, Corp.